AMERICAN RICE, INC.
411 N. Sam Houston Parkway E.
Suite 600
Houston, Texas  77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 30, 1997

To the Shareholders of American Rice, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Rice, Inc. ("ARI" or the "Company") will be held at the offices of the Company, 411 N. Sam Houston Parkway E., Houston, Texas 77060, on Tuesday, October 30, 1997 at 10:00 a.m., Central Standard Time, for the following purposes:

1.  To vote to elect five directors to the Board of Directors;

2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on September 12, 1997 as the record date for determination of shareholders entitled to notice of and vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the said record date are entitled to notice of, and to vote at, such meeting. The transfer books will not be closed.

The Board of Directors of the Company has fixed the number of directors at five from the date of the Annual Meeting of Shareholders of ARI. The Board of Directors may increase the number of directors up to seven at any time after the date of the Annual Meeting of Shareholders of ARI and may fill such vacancies created by any such increase in the numbers of directors, all in accordance with the by-laws of the Company. Any directors appointed by the Board of Directors to fill any vacancies created by an increase in the number of directors will stand for election by the Shareholders at the 1998 Annual Meeting of Shareholders of the Company. It is anticipated that the Board of Directors will increase the number of directors to seven some time after the Annual Meeting of Shareholders of ARI, however no candidates for such position have been identified by the Board of Directors of the Company at this time.

If you are unable to attend the meeting, you may vote by proxy. The enclosed proxy is provided for shareholders who cannot attend the meeting but desire their stock voted. Your proxy will be returned to you if you are present at the meeting and request a return of your proxy.

TO INSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED PREPAID RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE.

                                       By Order of the Board of Directors,




Houston, Texas                         Richard N. McCombs
October 10, 1997                       Secretary

AMERICAN RICE, INC.
411 N. Sam Houston Parkway E.
Suite 600
Houston, Texas  77060

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held October 30, 1997

SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the management of American Rice, Inc. ("ARI" or the "Company") at the direction of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of ARI to be held on Tuesday, October 30, 1997 (the "Annual Meeting") at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting ("Notice") and at any adjournment(s) thereof.

When proxies in the accompanying form are received properly executed, the shares will be voted by the persons named therein, unless contrary instructions are given. The proxy will not be used for the election of all nominees as directors if authority to do so is withheld on the proxy, and it will not be used for the election of any individuals whose names are written in the designated blank spaces on the proxy. When no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election of all nominees as directors. If no instruction is indicated with respect to the election of all nominees named in Item (1) of the proxy, but names for one or more nominees are listed in the designated blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

Any shareholder of ARI has the right to revoke his proxy at any time before its use by submitting a written revocation to the Secretary of ARI.

The solicitation of proxies will be by mail, and copies of the Notice, Proxy Statement and Proxy will be mailed on or about October 13, 1997 to shareholders of record on the record date for the Annual Meeting. Upon request, additional copies of the proxy material will be furnished without cost to brokers and other nominees to be forwarded to the beneficial owners of shares held in their names. ARI will bear all costs of preparing, printing, assembling, delivering and mailing the Notice, Proxy Statement, Proxy and Annual Report.

OUTSTANDING STOCK; RECORD DATE

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on September 12, 1997 (the "Record Date"). As of the Record Date, there were 2,443,861 shares of common stock, $1.00 par value, of ARI ("ARI Common Stock") issued and outstanding and 777,777 shares of Series A convertible preferred stock, $1.00 par value, of ARI (the "Series A Preferred Stock") issued and outstanding, and 2,800,000 shares of Series B convertible preferred stock, $1.00 par value, of ARI (the "Series B Preferred Stock") issued and outstanding. Each share of ARI Common Stock and each share of Series A Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting and each share of Series B Preferred Stock is entitled to two votes on each matter to be acted upon at the annual meeting. The Articles of Incorporation of ARI do not provide for voting rights for Series C preferred stock, $1.00 par value, non-Page 1 voting, non-convertible (the "Series C Preferred Stock") for the election of Directors; however, such shares have the right to vote in certain circumstances, none of which circumstances are the subject of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the share ownership of ARI's Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock at August 22, 1997
(i) owned by ERLY Industries Inc. ("ERLY"), the only person or entity known to own more than five percent of the outstanding voting shares of any of the voting capital stock of the Company; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; (iv) all directors and executive officers of the Company and its subsidiaries as a group; and (v) all other known owners of five percent or more of ERLY common stock. Except as indicated, each of the stockholders has sole voting power and investment power with respect to the shares beneficially owned by such stockholder.

                                                                  Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
-----------------------------------    ------------------------   --------------------   --------
ERLY Industries Inc.                   Common Stock                    7,155,554(3)        81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(3)        100
 Suite 1800                            Series B Preferred Stock        2,800,000(3)        100
 Los Angeles, CA 90024

Gerald D. Murphy, Chairman(1)          Common Stock                    7,155,554(3)        81%
 10990 Wilshire Blvd.                  Series A Preferred Stock          777,777(3)        100
 Suite 1800                            Series B Preferred Stock        2,800,000(3)        100
 Los Angeles, CA 90024

Douglas A. Murphy, Director
 President and Chief
 Executive Officer                     Common Stock                    7,155,554(3)        81%
 411 N. Sam Houston Parkway East       Series A Preferred Stock          777,777(3)        100
 Suite 600                             Series B Preferred Stock        2,800,000(3)        100
 Houston, TX 77060

Kennedy Capital Management, Inc.(2)    Common Stock                    7,155,554(3)        81%
 10829 Olive Blvd.                     Series A Preferred Stock          777,777(3)        100
 St. Louis, MO 63141                   Series B Preferred Stock        2,800,000(3)        100

S.C. Bain, Jr., Director               Common Stock                       22,213(4)        -
 P.O. Box 250
 Bunkie, LA 71322

William H. Burgess, Director                     -                            -            -
 550 Palisades Drive
 Palm Springs, CA 92262

John M. Howland, Director                        -                            -            -
 24010 Northcrest Dr.
 Spring, TX 77389

Richard N. McCombs, Director                     -                            -            -
 Executive Vice President and
 Chief Financial Officer
 411 North Sam Houston Parkway East
 Suite 600
 Houston, TX 77060

George E. Prchal, Director                       -                            -            -
 P.O. Box 9324
 The Woodlands, TX 77387

Page 2

Amount and Nature of   Percent
Name and Address of Beneficial Owner        Title of Class        Beneficial Ownership   of Class
-----------------------------------    ------------------------   --------------------   --------
Lee Adams                              Common Stock                           283          -
 Senior Vice President
 411 North Sam Houston Parkway East
 Suite 600
 Houston, TX 77060

Bill J. McFarland                                -                             -          -
 Senior Vice President
 411 North Sam Houston Parkway East
 Suite 600
 Houston, TX 77060

John S. Poole                                    -                             -          -
 Senior Vice President
 411 North Sam Houston Parkway East
 Suite 600
 Houston, TX 77060

All directors and executive
 officers as a group (13 persons)      Common Stock                       7,178,050       81%

(1) Gerald D. Murphy, Chairman of the Board of ARI and ERLY, is the record holder of 952,502 shares of ERLY common stock. Shares of ERLY common stock beneficially owned by Gerald D. Murphy include 612,043 shares of ERLY common stock indirectly owned by him which are 1) owned directly by his son Douglas
A. Murphy, President of the ARI and ERLY, and 2) held in trust for his grandson. Of this total, Gerald D. Murphy has voting control of the 5,050 shares held in trust for his grandson, however, he denies holding voting or investment control of the balance of the 606,993 shares owned directly by his son, Douglas A. Murphy.

(2) Kennedy Capital Management, Inc. owns 585,518 shares of ERLY common stock representing approximately 11.2% of the outstanding shares of ERLY common stock based on a Schedule 13G filed February 7, 1997 with the Securities and Exchange Commission. The filer is an investment advisor with discretionary accounts for investment purposes. Filer indicated that it has sole dipositive power of the entire 585,518 shares and sole voting power for 336,080 of the shares.

(3) ERLY has sole voting and dipositive power over such shares. ERLY has pledged these shares to secure the payment of ARI's term debt. 200,000 of these shares are pledged to former lenders of ARI to secure the obligations of ERLY on promissory notes aggregating $3.0 million.

(4) Mr. Bain has sole voting and dispositive power with respect to 1,482 shares and shared voting and dispositive power with respect to 20,731 shares.

Gerald D. Murphy and Douglas A. Murphy have pledged a substantial number of shares of Common Stock of ERLY they own as collateral for personal loans, including loans related to their acquisition of a building partially leased by American Rice, Inc. See "Certain Transactions."

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Five directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his successor shall be duly qualified and elected. The persons named in the enclosed proxy will vote the shares covered thereby in favor of the nominees listed below unless specifically instructed to the contrary. Although the management of ARI does Page 3 not contemplate that any of the nominees will be unable to serve, if such a situation arises before the meeting, the proxies will be voted for a substitute to be named by the Board of Directors. All of the nominees named below are now serving as directors of ARI. The affirmative vote of a majority of the voting stock of ARI represented at the meeting, either in person or by proxy, will be required to elect each nominee to the Board of Directors of ARI. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

The Board of Directors of the Company has fixed the number of directors at five from the date of the Annual Meeting of Shareholders of ARI. The Board of Directors may increase the number of directors up to seven at any time after the date of the Annual Meeting of Shareholders of ARI and may fill such vacancies created by any such increase in the numbers of directors, all in accordance with the by-laws of the Company. Any directors appointed by the Board of Directors to fill any vacancies created by an increase in the number of directors will stand for election by the Shareholders at the 1998 Annual Meeting of Shareholders of the Company. It is anticipated that the Board of Directors will increase the number of directors to seven some time after the Annual Meeting of Shareholders of ARI, however no candidates for such position have been identified by the Board of Directors of the Company at this time.

NOMINEES

                                                                Served as a
      Name          Age      Current Position with ARI         Director Since
---------------     ---    -------------------------------     -------------
Gerald D. Murphy    69     Director, Chairman of the Board     April 1988
Douglas A. Murphy   41     Director, President and             October 1990
                            Chief Executive Officer
Richard N. McCombs  51     Director, Executive Vice President  June 1993
                            - Finance & Administration,
                            Secretary and Treasurer
S. C. Bain, Jr.     48     Director                            October 1987
William H. Burgess  80     Director                            April 1988

Gerald D. Murphy has served as Chairman of the Board of the Company since October 1993 and as a director since 1988. He served as Chairman and Chief Executive Officer of Comet from 1986 until the Comet Acquisition in 1993 and has served as President, Chief Executive Officer and Chairman of the Board of ERLY since 1964. He also serves as a director of Pinkerton's, Inc., a security and investigation services firm.

Douglas A. Murphy has served as President of the Company since June 1993 and as a director since 1990. He was President of Comet American Marketing, now a division of ARI, from 1986 to 1990 and has served in various other capacities with Comet since 1982. He has served as President and as a director of ERLY since 1990. He is also a director advisor of Compass Bank Houston.

Richard N. McCombs has served as Executive Vice President of Finance and Administration; Treasurer, Secretary and a director of the Company since 1993. In addition, he has served as Managing Director of the ARI-Vinafood joint venture since September 1994 and as Vice President and Chief Financial Officer of ERLY since 1990.

S.C. Bain, Jr. has served as a director of ARI since 1987. He has served as President of Bain, Inc., a farming corporation, since 1985 and has been a partner in Bain Farms since April 1988.
Page 4
William H. Burgess has been a director of ARI since 1988 and a director of ERLY since 1976. In addition, he is a business consultant and the Chairman of CMS Digital, Inc., a privately held company. From 1978 to 1986 Mr. Burgess was Chairman of International Controls Corp., an internationally diversified manufacturing company listed on the New York Stock Exchange.

EXECUTIVE OFFICERS OF ARI

The following table sets forth information about the executive officers and other key employees of ARI who are not nominees to the board of directors and immediately below the table is biographical information for those executive officers and key employees.

        Name           Age               Position(s) with ARI
--------------------   ---   ----------------------------------------------

Lee Adams               56  Senior Vice President
Bill J. McFarland       60  Senior Vice President
John S. Poole           51  Senior Vice President
C. Bronson Schultz      55  Vice President
Joseph E. Westover      52  Vice President

Lee Adams has served as Senior Vice President of International Marketing of ARI since June 1993. In addition, he served as Group Vice President of International Marketing of Pre-Acquisition ARI from October 1987 to June 1993. He served in various capacities with the ARI Cooperative from 1975 until its dissolution in 1991 and in various capacities with Comet from 1963 until 1972.

Bill J. McFarland has served as Senior Vice President of ARI and President of the Comet American Marketing division of ARI since 1993. Mr. McFarland has served as a director of ERLY since 1986 and Vice President of ERLY since 1976. He served as President of ERLY Food Group from 1990 to 1993 and as President of Early California Foods Inc., a division of ERLY, and in various other capacities with ERLY from 1972 to 1990.

John S. Poole has served as Senior Vice President of ARI since June 1993 and served as President of Comet from August 1990 until its liquidation after the Comet Acquisition. He served in various capacities with Comet from 1970 to 1990.

C. Bronson Schultz has served as Vice President of Finance and Data Processing of ARI since January 1994. He served as Vice President and Chief Financial Officer of ERLY Juice Inc. from 1988 through 1993, as Vice President of Finance of Comet from 1974 to 1986 and as Vice-President of Finance of CAM from 1986 to 1988.

Joseph E. Westover has served as Vice President and Controller of ARI since January 1994. From 1983 until 1993, he served as Assistant Vice President of Finance with ARI and the ARI Cooperative and in various positions with the ARI Cooperative from 1977 to 1983
Page 5

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors of ARI held three scheduled meetings during the year ended March 31, 1997. Each director was in attendance at 75 percent or more of all of the meetings of the Board of Directors and all committees on which each director served. The Board of Directors has three committees with specific responsibilities to support the operations of the full Board. These committees are: the Executive Committee, the Audit Committee, and the Compensation Committee. The Board of Directors does not have a nominating committee, as the entire Board acts in this capacity.

Executive Committee

The Board of Directors of ARI has delegated to the Executive Committee the powers and authority of the Board in the management of the business affairs of ARI, except that the Executive Committee does not take any actions that could await actions by the full Board or authorize transactions which would be both material and outside the ordinary and normal course of business of ARI. During the year ended March 31, 1997, Mr. Douglas A. Murphy served as Chairman of this Committee, and Messrs. John M. Howland and Gerald D. Murphy were Committee members. During the fiscal year ended March 31, 1997, the Executive Committee held one meeting.

Audit Committee

The responsibilities of the Audit Committee include: selection of independent accountants; review of quarterly and annual financial statements with the independent accountants; inquiry into the effectiveness of ARI's financial and accounting functions and internal controls through discussions with ARI's officers and independent accountants; review of any transactions in which management or controlling persons of ARI have an interest; and review of, with ARI's independent accountants, the planning of and results of audits and the independent accountants' findings and recommendations relating to ARI's accounting practices, internal controls and accounting procedures. Mr. S. C. Bain, Jr. is Chairman of this Committee, and Messrs. William H. Burgess and Richard N. McCombs are Committee members. During the fiscal year ended March 31, 1997, the Audit Committee held two meetings.

Compensation Committee

The Compensation Committee reviews and sets compensation levels of the Chief Executive Officer and other officers, and issues compensation guidelines for other members of management and other ARI employees. It is responsible for the administration of ARI's various compensation plans including annual salaries, bonuses and other benefits provided to executives. Mr. Gerald D. Murphy is Chairman and Messrs. S. C. Bain, Jr. and William H. Burgess are committee members. During the fiscal year ended March 31, 1997, this committee held one meeting
Page 6

                            EXECUTIVE COMPENSATION

The following table sets forth information for the years ended March 31, 1995 to 1997, for the Chief Executive Officer of ARI and the four other most highly compensated executive officers of the Company:

SUMMARY COMPENSATION TABLE

                                                Annual Compensation(1)
                                             ---------------------------               All
                                    Year                         Other   Restricted   Other
                                   Ended                         Compen-   Stock      Compen-
Name and Principal Position       March 31,  Salary    Bonus    sation(2)  Awards    sation(3)
-------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1997     $234,000  $ 43,665    $6,784   $10,725     $6,000
 Director, President and          1996      225,000   100,000     5,000       -        5,319
 Chief Executive Officer          1995      207,000    69,552     5,791    17,890      8,914

Gerald D. Murphy                  1997      189,750    56,535     7,542    17,025      6,000
 Director                         1996      178,750   100,000     6,630       -        5,609
 Chairman of the Board            1995      170,500    57,288     7,233    14,736      9,060

Bill J. McFarland                 1997      210,000    29,325     3,893     7,425      6,000
 Senior Vice President            1996      204,000       -       5,555        -       4,002
                                  1995      198,000    55,400     4,075     4,263      7,500

John S. Poole                     1997      176,000    24,613     6,876     6,187      6,000
 Senior Vice President            1996      171,000     5,000     5,356        -       3,392
                                  1995      165,000    46,200     6,509    11,886      7,500

Lee Adams                         1997      171,000    23,275    11,928     5,775      6,000
 Senior Vice President            1996      166,000       -       9,815       -        3,252
                                  1995      160,000    44,800     9,100    11,524      6,017

(1) Amounts earned for services performed for ERLY and its other subsidiaries, not included in the table above, are as follows:

                                                 Annual Compensation
                                             ---------------------------              All
                                    Year                         Other   Restricted  Other
                                   Ended                         Compen-    Stock    Compen-
Name                              March 31,  Salary    Bonus    sation(2)   Awards  sation(3)
-------------------------------   -------  -------    -------    -------  --------- ---------
Douglas A. Murphy                 1997     $25,000    $45,000     $   -    $ 82,500  $    -
                                  1996      25,000        -           -        -          -
                                  1995      23,000     23,728         -      18,968       -

Gerald D. Murphy                  1997     146,250     45,000         -      82,500       -
                                  1996     146,250        -           -        -          -
                                  1995     139,500     62,872         -      29,038       -


(2) Amounts include: (i) the cost of Company provided automobiles relating to personal use, (ii) the taxable value of life insurance provided by the Company, and (iii) reimbursements under the Company's Executive Medical Plan. Under this Plan, key executive officers are reimbursed for expenses incurred by them and their dependents for medical and dental care not covered by other sources.

(3) Amounts include Company contributions to the ERLY Employees' Profit Sharing Retirement Plan.
Page 7
Stock Options and Stock Appreciation Rights. The following table presents information on ERLY common stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1997.

                              Aggregated Option Exercises in Fiscal 1997 (1)
                                    and March 31, 1997 Option Values

                                    Number of Securities
                                   Underlying Unexercised       Value of Unexercised
                                          Options               In-The-Money Options
                                    at March 31, 1997           at March 31, 1997(2)
          Name                   Exercisable  Unexercisable  Exercisable  Unexercisable
     ---------------            ------------  -------------  -----------  -------------
     Douglas A. Murphy             84,186           -          $394,832         -
     Gerald D. Murphy                 -             -               -           -
     Bill J. McFarland             33,674           -           157,931         -
     John S. Poole                    -             -               -           -
     Lee Adams                        -             -               -           -

(1) No options were exercised in fiscal 1997 and no stock appreciation rights were granted.

(2) Market value of underlying ERLY securities at March 31, 1997 ($8.25), less the exercise price. The values in the last two columns have not been, and may never be, realized by the officers. Actual gains, if any, on option exercises will depend on the value of the ERLY's common stock on the date of exercise. Any ERLY common stock acquired through exercising these options cannot be sold for a period of one year after the exercise date.

Employment Agreements. The Company has outstanding employment agreements with Messrs. Gerald D. Murphy, Chairman, and Lee Adams, Senior Vice President effective June 1997 and September 1987, respectively. The agreements provide that, as employees, Messrs. Murphy and Adams shall be entitled to certain benefits for a five-year term commencing (i) on the date of termination, if termination is by notice of ARI and there has been no Change of Control (as defined), (ii) on the occurrence of a Benefits Event (as defined) following a Change of Control, if termination is at the option of the employee, or (iii) on the occurrence of the last Change of Control preceding the date of termination, if termination is by notice of ARI. Under the terms of the employment agreements, such benefits are provided unless termination is both, at the option of the employee and in the absence of a Change of Control. A Change of Control is deemed to occur if (i) any person becomes beneficial owner of 25% or more of the voting power of ARI (or ERLY in the case of Mr. Murphy) or (ii) during any consecutive years, the individuals comprising a majority of the Board of Directors of ARI (or ERLY in the case of Mr. Murphy) at the beginning of such period shall cease to constitute a majority. Generally, benefits payable under the employment agreements include: continuation of the employee's base salary, continuation of the employee's participation in profit sharing, pension and other executive compensation plans, various health care and disability plans, the right to a cash bonus in the amount of the bonus last received if ARI awards a cash bonus to any member of the Executive Group (as defined) during such five-year period, and indemnification for judgments, fines and expenses incurred by the employee by reason of his serving as an officer. In consideration of these benefits, Messrs. Murphy and Adams agreed not to compete with ARI or to disclose any confidential information of ARI during the five-year period during which they are to receive such benefits. If ARI or its successor fails to make timely payments as required by the employment agreements, liquidated damages are set at treble the amount of such untimely payments. Certain amounts that may be paid under the employment agreement upon termination may be deemed to be Page 8
"excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, as such, would not be deductible by ARI for federal income tax purposes.

Other Compensation. ARI also provides certain non-cash compensation and personal benefits to executive officers. The incremental cost to ARI of providing such compensation and personal benefits did not, for the fiscal year ended March 31, 1997, exceed $25 thousand or 10 percent of compensation for any individual named in the cash compensation table above, or, with respect to all executive officers as a group, the amount of $25 thousand times the number of executive officers or 10 percent of the compensation for such group.

Compensation of Directors. Directors who are not executive officers of the Company are paid $2,000 per quarter plus $1,500 for each board meeting attended and $1,100 for each committee meeting attended except that committee meetings held on the same day as board meetings are not compensated separately. The Company also pays for outside Board of Directors' members to participate in the Company's group insurance plan for medical benefits. During the fiscal year ended March 31, 1997, Messrs. John M. Howland and George Prchal each received $100,000 for certain international marketing services provided to ARI. See "Certain Transactions."

                    COMPENSATION COMMITTEE INTERLOCKS
                        AND INSIDER PARTICIPATION

Decisions on the compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors which consists of Gerald
D. Murphy, Chairman, William H. Burgess, and S. C. Bain, Jr. Mr. Murphy is Chairman of the Board of Directors of the Company and is the beneficial owner of 30.0% of ERLY common stock. Mr. Burgess is a private business consultant, Chairman of CMS Digital, Inc. and a Director of ERLY. He is the beneficial owner of 3.9% of ERLY common stock.

All decisions by the Compensation Committee were reviewed and approved without change by the full Board of Directors of the Company. Mr. Gerald D. Murphy did not participate in any Compensation Committee or Board of Directors discussions or decisions concerning his own compensation. Except for Mr. Murphy, no other member of the Compensation Committee is now or ever has been an officer or employee of the Company or its subsidiaries.

Mr. Murphy and Mr. Burgess are also Directors of ERLY. Both serve on ERLY's Compensation Committee of the Board of Directors, with Mr. Burgess serving as chairman. Mr. Bain is President of Bain, Inc. and a partner at Bain Farms.

Certain Transactions

Transactions with Management. In 1996 ARI's lease for its office space in Houston, Texas expired. In reviewing its alternatives, ARI located a building suitable for such office space which was available for purchase. After careful consideration, ARI's Board of Directors determined that the purchase of this building would not be in ARI's best interest and that a leasing arrangement would be more appropriate for ARI. Gerald D. and Douglas A. Murphy then arranged for the purchase of the building by a limited partnership in which they own a combined interest of 25%. A trust established for the benefit of Douglas A. Murphy's heirs and administered by a third party administrator owns an additional 60% interest in the partnership. The limited partnership negotiated a 7-year leasing agreement with ARI for office space in October 1996. ARI's negotiations with the limited partnership were on an arms-length basis and ARI has received an opinion from Grubb and Ellis Company, a real estate firm doing business in Houston, that ARI's rental rates are comparable to, if not better than rates for similar office space in such area. ARI's
Page 9
annual lease expense for such facility ranges from approximately $600,000 in the first year to approximately $740,000 in the seventh year. In connection with the lease, ARI performs building management services in exchange for certain reductions in the lease cost. At June 30, 1997, ARI had an account receivable of $101,639 related to amounts paid on behalf of the limited partnership.

During the fiscal year ended March 31, 1997, Gerald D. Murphy received officer advances of $85,000 from ARI, which was the largest aggregate amount of indebtedness outstanding to ARI at any time during the fiscal year. The amount outstanding at July 31, 1997, was $44,192.

During the fiscal year ended March 31, 1997, Messrs. John M. Howland and George Prchal, Directors of ARI, each received $100,000 for certain international marketing services provided to ARI.

S. C. Bain, Jr., a director of ARI, sells rough rice to ARI under grower agreements which contain the same terms or options as ARI's agreements with other growers. The amount of rice provided by Mr. Bain has not, during any of the last three years, exceeded one percent of the total volume of rough rice purchased by ARI.

Transactions with ERLY. ARI has entered into a number of transactions in the ordinary course of business with ERLY and its affiliates.

At March 31, 1997 and 1996, amounts due from ERLY are summarized as follows:

                                                  March 31,
                                           ----------------------
                                             1997          1996
                                           ---------     ---------
                                                (in thousands)

   15% loan balance                         $ 9,500       $10,500
   Accrued interest - 15% loan                1,705           949
   6% loan balance                           12,961        13,346
                                           ---------     ---------
                                            $24,166       $24,795
                                           =========     =========

Net proceeds of $10.5 million of the $100 million notes issued in August, 1995, were used to make a 15% loan to ERLY which is due in 2001. Under the terms of the 15% loan, ERLY is obligated to pay principal and interest annually by offsetting payments due ERLY from ARI under the tax sharing agreement. Such offsets shall be applied first to reduce principal (up to $.5 million), then to pay interest accrued and payable, and then to further reduce outstanding principal. ERLY will be responsible for paying cash to pay principal to the extent such offsets are less than $.5 million and may defer payment of interest to the extent such offsets are not available for such payment. The terms of this 15% loan may not be modified without the consent of a majority of the holders of the Mortgage Notes. As security for payments due on the 15% loan, ERLY has issued a warrant equivalent to 7.5% of the then issued and outstanding voting common stock of ERLY, exerciseable at $0.01 per share after any payment default, which warrant will be reduced proportionately by the amount of all principal payments made on the 15% loan and canceled automatically upon payment in full of the principal of the 15% loan.

In fiscal year 1994, intercompany payables and receivables were netted, resulting in an obligation owed to ARI by ERLY that is reflected in a note receivable from ERLY bearing an interest rate of 6% and maturing in 2002. In addition, all intercompany transactions not settled quarterly accrue interest Page 10 at 6%. The note is payable out of one half of dividends received by ERLY on the Series B Preferred Stock until the 15% loan to ERLY is paid in full, at which time the 6% note will be payable by offsets against tax sharing agreement payments due ERLY from ARI and one-half of any dividends received on the Series B Preferred Stock.

In fiscal year 1994, ARI entered into a management agreement between ERLY and ARI whereby ERLY acts as ARI's agent for the purpose of providing certain marketing, operating and management services to ARI. In exchange for such services, ARI is to pay ERLY a monthly management fee of $80 thousand. For the years ended March 31, 1997 and 1996, no management fees were incurred by agreement between the Company and ERLY. The accrual for such fees was resumed on April 1, 1997.

Litigation

In April 1995, a lawsuit was filed in the district court of Harris County, Texas by Kingwood Lakes South, L.P. and Tenzer Company, Inc., as plaintiffs against Gerald D. Murphy and Douglas A. Murphy. The Company and ERLY were named as defendants in the lawsuit by amendment to the original petition in September 1995. This lawsuit is a dispute between the general partner of a proposed real estate development and Gerald D. Murphy and Douglas A. Murphy over their contractual obligations, if any, to the partnership. The Company and ERLY were named as defendants in the lawsuit allegedly because of their efforts to obtain restraining orders to prevent threatened foreclosures on the ERLY Common Stock pledged as collateral by Gerald D. Murphy, which threatened ARI's Note financing. The lawsuit also alleges certain other activities by the Company and ERLY, including knowing participation in breaches of fiduciary duties, fraud, and civil conspiracy with Gerald D. Murphy and Douglas A. Murphy. A restraining order was issued preventing foreclosure on the shares pledged by Mr. Murphy but such restraining order was subsequently terminated. The plaintiffs then obtained 333,333 shares of the pledged stock which was thereafter sold. In order to minimize legal expenses, the Company, ERLY, Gerald D. Murphy and Douglas A. Murphy are using common legal counsel in this matter. Gerald D. Murphy has agreed to pay up to 50% of such expenses after any insurance recoveries as determined by the members of the board of directors not a party to the lawsuit. On September 9, 1997, the jury in this litigation returned two alternative verdicts in favor of the plaintiffs and the plaintiffs were required to elect between those verdicts. The plaintiffs elected the jury's tort claim verdict in the amount of $9,657,000, rendered jointly and severally against Gerald D. Murphy, Douglas A. Murphy, the Company, and ERLY, along with separate awards of punitive damages against Gerald D. Murphy of $3,000,000, Douglas A. Murphy of $500,000, the Company of $100,000, and ERLY of $100,000. The defendants intend to file motions before the trial court for judgment in defendants' favor not withstanding the verdict and for a reduction of the amounts awarded by the jury based, in part, on the absence of evidence to support those amounts. In the event any judgment is entered against the Company or ERLY, the Company and ERLY intend to appeal that judgment. At this time, prior to the trial court's rulings on the defendants' expected motions to set aside or reduce the verdicts, the Company cannot state whether or not the outcome of this litigation may have a material impact on its or ERLY's financial condition. It may be some time before an actual judgment is entered.

On July 24, 1997, The Powell Group, a diversified holding company based in Baton Rouge, Louisiana (the "Powell Group"), through its wholly owned subsidiary, Farmers Rice Milling Company, Inc., a Louisiana corporation ("Farmers Rice") filed a shareholder derivative complaint purportedly on behalf of the Company and ERLY against Gerald D. Murphy, Douglas A. Murphy, the Company, and ERLY in the United States District Court, Central District of California. Farmers Rice recently amended the complaint to add all the other Page 11 directors of the Company and ERLY as defendants. In the complaint, Farmers Rice alleges (1) breach of fiduciary duty, (2) waste of corporate assets and
(3) illegal corporate loan. The derivative complaint further requests injunctive relief prohibiting the Company and ERLY from making allegedly ongoing litigation defense payments on behalf of Gerald D. Murphy and Douglas
A. Murphy and requiring ongoing indemnification by such individuals to the Company and ERLY. Both the Company and ERLY are nominal defendants with the lawsuit being brought on behalf of the Company and ERLY against Gerald D. Murphy and Douglas A. Murphy. The complaint principally challenges certain litigation expenditures incurred by the Company in connection with litigation to which the Company, ERLY, Gerald D. Murphy, and Douglas A. Murphy are parties, which is described in the immediately preceding paragraph. While the complaint alleges that such expenditures were improperly incurred, in fact, all expenditures and the involvement of the Company in the underlying litigation were fully authorized by the Company's Board of Directors. Gerald
D. Murphy and Douglas A. Murphy believe they have valid defenses against the allegations in the complaint. Management believes that the complaint's sole purpose is tactical, namely, to attempt to malign current Management in an effort by the Powell Group to take control of ERLY, and subsequently, the Company. The Powell Group has also initiated its own proxy solicitation of ERLY shareholders, which, in part, seeks election of nominees selected by the Powell Group at ERLY's annual shareholders meeting on October 17, 1997. None of the Powell Group nominees are current ERLY directors.

The Company has also been named as a co-defendant with Messrs. John M. Howland and George E. Prchal in a lawsuit filed in February 1997 in the U.S. District Court for the Southern District of Texas by Rice Milling & Trading Investments, LTD., an Isle of Man Company ("RMTI"). In 1994, ARI entered into an agreement with RMTI for processing the Company's rice through RMTI's facility in Jeddah, Saudi Arabia. Messrs. Howland and Prchal were officers of RMTI through January 1997, and prior to October 1993 they were officers of ARI. Messrs. Howland and Prchal have been directors of ARI since October 1993. They are not standing for re-election to the board of directors in this election. In January 1997, RMTI ceased shipping ARI's rice through its Jeddah facility and terminated the employment of Messrs. Howland and Prchal. The lawsuit alleges among other things ARI failed to perform under the terms of the agreement and Messrs. Howland and Prchal breached their fiduciary duties to RMTI. On April 21, 1997, ARI obtained a preliminary injunction from the U.S. District Court for the Southern District of Texas ordering RMTI to desist and refrain from purchasing rice of U.S. or Vietnam origin from any supplier other than ARI and from introducing and/or marketing rice of U.S. and Vietnam origin in Saudi Arabia targeted against ARI's U.S. origin and Vietnam origin rice. In October 1997, ARI voluntarily terminated this injunction.

                   REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee's objectives are to establish compensation programs designed to attract and retain executives who are responsible for achieving the business goals of the Company. The Compensation Committee reviews and sets the compensation levels of members of Management. It is also responsible for the administration of the Company's various compensation plans, except the Company's Employees Profit Sharing and Retirement Plan which is administered by the Profit Sharing and Retirement Plan Committee, and other benefits provided to executives.

Base Salary Levels

Base salary levels for the Company's executive officers increased by approximately 3.3% from fiscal year 1996 to 1997. Historically, the compensation of the executive officers of the Company, including the Chief Executive Officer, has not been formally set by the Compensation Committee Page 12 using specific performance goals or formulas tied to financial benchmarks Rather, base salary levels for the executives of the Company and its subsidiaries are set annually based on a variety of subjective factors such as: personal performance, current responsibilities, specific accomplishments or events, increase in the consumer price index, future potential contributions to the Company, and the fiscal year 1996 performance of the Company and the subsidiary or division to which the executive is assigned. In reviewing compensation, the Compensation Committee considered the salary and bonus paid by other entities as compared to the salaries and bonuses paid by the Company. In determining compensation, the Compensation Committee also reviewed a formal survey of compensation of top and midlevel managers at food and kindred products companies from Watson Wyatt Data Sources for Survey of Top and Middle Management. The Compensation Committee only reviewed the combined salary and bonuses of companies in such survey which had sales comparable to the Company. The Compensation Committee believes that the Company's compensation of salary and bonuses is approximately in the mid-range of the companies used in its comparisons. The companies used for such comparisons are not the same as are in the indices used in "Stock Price Performance."

All of the subjective factors were considered by the Compensation Committee, and it is not reasonably possible to assign relative significance to these factors on an individual basis.

The Compensation Committee occasionally grants stock options for ERLY Common Stock based on a given event or circumstances, such as an overseas assignment, and does not generally consider any option previously granted to an executive officer. The grant of an option is generally intended to encourage equity ownership in the Company and to provide long-term performance-based compensation to officers and key employees.

Bonuses

In fiscal 1995, ARI's shareholders and Board of Directors adopted an Incentive Compensation Plan (the "Incentive Plan"), pursuant to which certain key officers of ARI are entitled to receive bonuses that are payable 80% in cash and 20% in ARI's common stock if certain specified Returns on Equity (as defined therein) of ARI are achieved. Bonuses under the Incentive Plan are 70% earned in the year the Return on Equity is 15% or greater and the remaining 30% is earned in the following fiscal year if ARI achieves a Return on Equity of 15% or greater in such subsequent fiscal year. Any portion of the bonus that would otherwise be available under the Incentive Plan in the subsequent fiscal year will be forfeited upon a participant's voluntary termination of employment. Furthermore, no shares of stock issued under the Incentive Plan can be transferred for one year following issuance. The Incentive Plan is not subject to any provisions of ERISA.

Other

The Company provides insured medical benefits to executive officers that are generally available to all full-time employees of the Company. Executive officers also are eligible to participate in the Company's Employees Profit Sharing and Retirement Plan on the same basis as all other eligible employees of the Company. The Company provides additional benefits to executive officers through executive medical coverage and Company provided automobiles.

Amounts paid in fiscal 1997 under the above described plans and programs for the Chief Executive officer and the four most highly compensated executive officers of the Company and its subsidiaries are included in the Summary Compensation Table.
Page 13


Compensation of the Chief Executive Officer in 1997

In considering the amount of compensation for fiscal year 1997 for Mr. Douglas
A. Murphy, Chief Executive Officer, the Compensation Committee and the Board of Directors considered the improved financial results reported by the Company in 1997 and 1996, and contributions made by Mr. Murphy to enhance the long-term growth of the Company which included the acquisition of the Early California Foods olive business from the Campbell Soup Company in fiscal 1997.

Mr. Murphy's base salary increased from $225,000 in 1996 to $234,000 in 1997, a 4% increase. Mr. Murphy also received a cash bonus of $43,665 and a stock bonus of $10,725 for 1997. These bonuses were paid in recognition of the favorable financial results recorded by the Company's operating entities in fiscal year 1997, and the successful acquisition and integration of the Early California Olive division during the year.

Tax Limitations

In 1993, the U.S. Treasury Department issued regulations (Section 162(m) to the Internal Revenue Code) that prevent publicly traded companies from receiving tax deductions on compensation paid to its executive officers in excess of $1,000,000. The Company has not paid, and does not currently anticipate paying compensation at these levels, and therefore, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future. However, see "Executive Compensation-Employment Contracts."

                                         Compensation Committee
                                         American Rice, Inc.



                                         Gerald D. Murphy
                                         S.C. Bain, Jr.
                                         William H. Burgess
Page 14

STOCK PRICE PERFORMANCE

The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and (ii) the Total Return Index for Standard and Poor's Food Products Companies. The comparison covers the five-year period from April 1, 1992 to March 31, 1997, the end of the Company's 1997 fiscal year and assumes that $100 was invested at the beginning of the period in the Company's Common Stock and in each Index and that any dividends were reinvested.

The stock price performance shown on the graph is not necessarily indicative of future price performance.

[Stock Price Performance Graph]

The data presented in tabular form are as follows:

                            1992    1993    1994    1995    1996    1997
                            ----    ----    ----    ----    ----    ----

     American Rice, Inc.    $100    $255    $514    $250    $216    $227

     S & P Foods Stocks     $100    $109    $101    $120    $151    $190

     NASDAQ U. S. Stocks    $100    $115    $124    $138    $187    $208
Page 15

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

As a company registered under Section 12 of the Securities Exchange Act of 1934, the executive officers, directors and beneficial owners of more than 10% of the Company's common stock have reporting requirements pursuant to Section 16(a) of such act. Based on available information, the Company believes that all the required filings were made in a timely manner.

                  RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Deloitte & Touche LLP has been the Company's independent certified public accountants since the inception of the Company in 1987 and will continue to perform in this capacity for the coming year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so and will be available to respond to appropriate questions.

OTHER MATTERS

The management of ARI knows of no other business that will be brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby in their discretion as they may deem advisable.

1998 SHAREHOLDER PROPOSALS

Any proposal a shareholder of the Company wishes to have presented at the 1998 Annual Meeting of Shareholders in the Company's Proxy Statement as provided for in the Proxy Rules of the Securities and Exchange Commission must be received by the Company on or before August 21, 1998.



                                      By order of the Board of Directors




                                      Richard N. McCombs
                                      Secretary

Houston, Texas
October 10, 199
Page 16

AMERICAN RICE, INC.
SHAREHOLDERS' PROXY
This Proxy is Solicited on Behalf of the Board of Directors


The undersigned hereby appoints DOUGLAS A. MURPHY and JOSEPH E. WESTOVER to act as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of Common Stock and Preferred Stock of American Rice, Inc. held on record by the undersigned on September 12, 1997, at the Annual Meeting of Shareholders of ARI to be held on October 30, 1997 or at any adjournment(s) thereof.

1. ELECTION OF DIRECTORS: Election of S. C. Bain, Jr., Douglas A. Murphy, William H. Burgess, Richard N. McCombs, and Gerald D. Murphy.

           FOR [ ]     WITHHELD [ ]     FOR ALL EXCEPT [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Continued on reverse side.)


(Continued from reverse side.)

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES AND FOR PROPOSAL 2.

BY EXECUTING AND DATING THIS PROXY, ALL PREVIOUSLY EXECUTED PROXIES EXECUTED BY THE UNDERSIGNED ARE HEREBY REVOKED.

                             Dated:                     , 1997
                                   ---------------------
                             ---------------------------------
                             --------------------------------
                             Signature(s)

                             IMPORTANT: Please sign exactly as
                             name appears herein. When shares are
                             held by joint tenants, both should sign.
                             When signing as attorney, executor,
                             administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.